Exhibit 2.7

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is effective as of January 19, 2021, by and among UpHealth Holdings, Inc., a Delaware corporation, (“Holdings”), UpHealth Utah Merger Sub, Inc., a Utah corporation and wholly owned subsidiary of Holdings (“Merger Sub”), Innovations Group, Inc., a Utah corporation (the “Company”), Jeffery R. Bray, in his capacity as the Stockholder Representative (“Stockholder Representative”), and the stockholders of the Company (the “Stockholders”).

WHEREAS, Holdings, the Company, Merger Sub, and the Stockholder Representative (in his capacity as such) have entered into that certain Agreement and Plan of Merger, dated as of November 2, 2020 (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with Section 10.10 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Merger Agreement and hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Merger Agreement.

a. Section 9.1(b)(ii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2021, unless such failure shall be due to the failure of Holdings to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

b. Section 9.1(c)(ii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(ii) any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by June 30, 2021, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

2. Effect of Amendment. Except as expressly set forth in this Amendment, the Merger Agreement shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

3. Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

5. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to Agreement and Plan of Merger to be duly executed on his or its behalf as of date first above written.

INNOVATIONS GROUP, INC.

By	/s/ Jeffery R. Bray
Name: Jeffery R. Bray
Title: Chief Executive Officer

UPHEALTH HOLDINGS, INC.

By	/s/ Chirinjeev Kathuria
Name: Dr. Chirinjeev Kathuria
Title: President

UPHEALTH UTAH MERGER SUB, INC.

By	/s/ Chirinjeev Kathuria
Name: Dr. Chirinjeev Kathuria
Title: President

JEFFERY R. BRAY,
solely in its capacity as Stockholder Representative

By	/s/ Jeffery R. Bray

Signature Page to First Amendment to Agreement and Plan of Merger

STOCKHOLDERS:

Jacque Butler

By:	/s/ Jacque Butler

Jeffery Bray

By:	/s/ Jeffery R. Bray

Alexandra Bray

By:	/s/ Alexandra Bray

Jeffery Bray as custodian under UTMA for the benefit of Samantha Bray

By:	/s/ Jeffery R. Bray

Jeffery Bray as custodian under UTMA for the benefit of Anais Bray

By:	/s/ Jeffery R. Bray

Signature Page to First Amendment to Agreement and Plan of Merger